DISTRIBUTION SERVICES AGREEMENT

     This Agreement is made and entered into as of January 1, 1997 (the "Effective Date") by and between Pocket Books, a division of Simon & Schuster, Inc., a New York corporation with offices at 1230 Avenue of the Americas, New York, NY 10020 ("S&S") and Byron Preiss Multimedia Company, Inc., a New York corporation with offices at 24 West 25th Street, New York, NY 10010 ("Company").

     WHEREAS, S&S is in the business of, among other things, publishing and distributing books;

     WHEREAS, Company is in the business of developing Byron Preiss Multimedia Books on topics including but not limited to comics, pop culture and sports, in book formats including rack, trade paper, four-color digest, hardcover and book/CD rom packages under the Byron Preiss Multimedia Books imprint (herein collectively referred to as the or "Distributed Works"); and

     WHEREAS, Company desires to grant to S&S the right to distribute the Works and S&S desires to distribute for Company the Works.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, S&S and Company agree as follows:

1.       Certain Definitions.

     1.1. "Distributed Works" means works distributed by S&S in accordance with the terms of this Agreement prepared by Company and provided to S&S hereunder.

     1.2. "Gross Revenue" means the actual amount billed by S&S, when converted into U.S. dollars, for Distributed Works shipped by S&S (exclusive of freight, insurance and taxes).

     1.3. "Exclusive Territory" means the United States and Canada.

     1.4. "Non-Exclusive Territory" means the rest of the world.

     1.5. "Comic Book Distributors" means Diamond Distributors, Syco Distribution, and such other distributors who sell primarily to comic book retail channels as Company shall designate from time to time in writing; provided, however, that such designation shall not be effective to limit S&S's distribution rights until 90 days after receipt of notice by S&S.

     1.6. "Exclusive Channels" means all channels of distribution, including book stores, book jobbers, independent distributors, department stores, college book stores, scholastic book clubs and school book fairs, and the book departments of mass market merchandisers.

     1.7. "Non-Exclusive Channels" means computer stores, electronic stores, special markets (including all seminars, third-party catalog sales and corporate sales), video stores and video wholesalers, and all similar retail and wholesale channels of distribution, premium and promotional sales, direct sales to consumers, schools and libraries through programs such as direct mail, telemarketing, in-book coupon fulfillment and infomercials and on-line sales and consumer book clubs.

     1.8. "Reserved Channels" means Comic Book Distributors, direct sales to consumers via Company's Web Sites (BYRONPREISS.COM, VIRTUALCOMICS. COM, DRAGONSCHOOL.COM) and Company's America Online site (Virtual Comics on AOL or any similar carrier) or any other Web Sites owned by Company.

     1.9. "Returns Credit" means the amount credited or refunded by S&S when converted into U.S. dollars for actual returns of Distributed Work in accordance with S&S's own returns policies.

     1.10. "Production Services Fee" means payment by Company of $1,000 per Distributed Work for which S&S provides Manufacturing Services.

     1.11. "Manufacturing Cost" means all direct actual out-of-pocket costs associated with the Manufacturing Services, including but not limited to paper, printing and binding, jacket and insert costs.

     1.12. "Distribution Fee" means an amount equal to 18% of net revenue for the Distributed Works, defined as gross billings less the reserve for returns.

     1.13. "Ancillary Materials" means advertising, promotional and all other solicitation materials such as sell sheets and new title order forms.


2.       Grant of Rights/Services.

     2.1. Distribution.

     (a) Company hereby grants to S&S:

          (i) the exclusive right to market and distribute the Distributed Works in the English language in the Exclusive Territory in the Exclusive Channels by any and all means now or hereafter known, and to provide inventory, warehousing and fulfillment, billing and collection services for such Distributed Works;

          (ii) the non-exclusive right to market and distribute the Distributed Works in the English language, and to provide inventory, warehousing and fulfillment services for such Distributed Works in the Non-Exclusive Channels in the Non-Exclusive Territory; and

         (b) the Company reserves the exclusive right to market and distribute the Distributed Works, directly or through other distributors, in the Reserved Channels as well as the non-exclusive right to market and distribute the Distributed Works, directly or through other distributors, in the Non-Exclusive Channels and in the Non-Exclusive Territory; provided, however, that the parties shall consult with each other with respect to their solicitation of sales in the Non-Exclusive Channels and Non-Exclusive Territories.

     2.2. Manufacture.

     (a) S&S Responsibilities. S&S, itself or through its designee (which designee must be approved by the Company), shall perform Manufacturing Services in connection with the Distributed Works as set forth below. As used herein, "Manufacturing Services" shall mean the physical production of copies of bound books and all ancillary services which S&S deems necessary in connection therewith, including estimating, scheduling, specifying paper and other materials, liaising with manufacturing suppliers, creating purchase orders and approving invoices.

          (i) Standard Trim Sizes. Upon mutual agreement of the parties, S&S, itself or through its designee (which designee must be approved by Company), shall perform Manufacturing Services for all Distributed Works that are one-color text and are standard trim sizes as set forth on Attachment A hereto.

          (ii) Non-Standard Trim Sizes. Upon mutual agreement of the parties, S&S, itself or through its designee (which designee must be approved by Company), may perform Manufacturing Services for any Distributed Work that is of a trim size other than those set forth on Attachment A. S&S shall be compensated for the performance of all Manufacturing Services in accordance with the provisions of paragraph 2.3(b) below.

     (b) For each Distributed Work as to which S&S is to provide Manufacturing Services, Company shall provide, on or before the dates specified on Schedule A (as such dates may be periodically revised by S&S) all pre-production materials (the "Materials") for each Distributed Work reasonably necessary to enable S&S to render Manufacturing Services for such Work. The Materials shall include the information set forth on Attachment B hereto, as well as any and all other materials timely and reasonably requested by S&S or its approved designee to enable it to perform the Manufacturing Services in a timely and adequate manner.

     (c) Imprint. All Distributed Works shall be published under the imprint Byron Press Multimedia Books, which imprint shall appear on the cover, spine, title page and copyright page of each work manufactured by S&S pursuant to this Agreement. The Pocket Books colophon shall appear on the spine, of each Distributed Work, and the copyright page of each Distributed Work shall further bear the following notice: "Pocket Books and the colophon are trademarks of Simon & Schuster, Inc."

     (d) Bar Code Positioning. All trade paperbacks, mass market paperbacks and hardcover books shall bear the applicable bar codes as specified on Attachment C hereto.

     (e) In addition to the foregoing, for works manufactured by Company or its designee, Company shall deliver all finished solicitation covers or jackets to the S&S fulfillment house on or before the dates set forth on Schedule A, as such schedule shall be updated by S&S from time to time. S&S shall be responsible for providing solicitation covers or jackets for all Distributed Works for which S&S provides Manufacturing Services.

     (f) Company shall be responsible for, and shall reimburse S&S fully for, any documented excess costs incurred by S&S as a result of late delivery of any materials set forth herein or reasonably required by S&S, including but not limited to any costs of separate solicitation, shipping or invoicing necessitated by Company's late delivery of Materials or advertising and promotional materials.

     (g) Pricing/Product Identification. The Distributed Works shall bear a suggested catalogue retail price determined by Company in consultation with S&S, as well as Company's ISBN and S&S's identification on the inside front cover and as specified by S&S. Company shall be responsible for the costs of this and any other cover back-up, which shall be defined as all necessary printing on the covers of a Distributed Work. The ISBN shall contain a 3 digit publication code, a 5 digit title number and a single check digit all in conformity with S&S's system and customer requirements. In addition, UPC/EAN bar codes and strippable/non-strippable symbols are required as set forth in paragraph 2.2(d) above.

2.3.     Manufacturing Costs and Fees.

     (a) Company shall reimburse S&S for all direct actual out-of-pocket costs associated with the Manufacturing Services, including but not limited to paper, printing and binding, jacket and insert costs and the costs of any advertising and promotional materials prepared by S&S ("Manufacturing Costs"). Company shall participate in the approval of such Manufacturing Costs in accordance with the following procedure:

          (i) As soon as practicable following the establishment of a publication schedule for any Distributed Work, S&S shall provide Company with an estimate of the projected manufacturing costs for such Distributed Work;

          (ii) Within 7 working days of receipt of such estimate, Company, in consultation with S&S, shall determine the size of the print run for such Distributed Work;

          (iii)Within 5 working days of Company's notice to S&S of the size of the print run, S&S shall provide Company with a calculation of the actual projected Manufacturing Costs for such Distributed Work. Company shall not be responsible for any Manufacturing Costs in excess of such calculation unless S&S obtains Company's approval prior to incurring such costs.; provided, however, that if Company fails to respond to a request for such approval within 24 hours of receipt or within such other time as S&S shall reasonably require, Company's approval shall be deemed given.

     (b) In addition to the Manufacturing Costs, and the Distribution Fee set forth in paragraph 6.1, Company shall pay S&S a fee for its management of the Manufacturing Services ("Production Services Fee"),which fee shall be $1000 per Distributed Work for which Manufacturing Services are provided, charged by S&S during the month in which S&S initially distributes such Distributed Work.

     2.4. Costs of Separate Print Run Required by S&S. In addition to the foregoing costs and fees, Company shall bear the cost of any additional print run required by S&S for title which Company sells through its Reserved Channels. Company may elect at any time, with respect to any Distributed Work(s), to require such a separate print run with separate coding or other mechanism to prevent returns to S&S of Distributed Works sold by Company through its Reserved Channels.


3. Obligations of S&S.

     3.1. Marketing and Promotion. S&S shall use commercially reasonable efforts to actively promote and sell each of the Distributed Works consistent with the manner in which S&S promotes its own products. S&S shall consult with Company on a periodic basis regarding sales and marketing opportunities for the Distributed Works. S&S shall include each of the Distributed Works in the Pocket Books monthly solicitation materials and such other S&S sales and marketing literature, direct mail materials, retail and consumer promotion materials, advertising materials, public relations efforts, telemarketing programs and trade shows as S&S and Company deem appropriate to effectively carry out the terms of this Agreement, and all S&S's actual out-of-pocket costs directly related to including Distributed Works in such materials shall be borne by Company. S&S shall submit to Company any sales, marketing and promotional materials for the Distributed Works which it intends to provide to distributors, dealers and end users for Company's review and written approval, which shall not be unreasonably withheld or delayed; provided, however, that in the event Company fails to respond to S&S's request for such approval within 72 hours or such other time as S&S shall reasonably require, Company's approval shall be deemed given. Notwithstanding the foregoing, in the event that Company has previously approved materials that are substantially similar to any new materials, S&S shall have no obligation to resubmit such materials to Company for its approval unless Company has notified S&S in writing that Company's third-party licensor(s) require that such substantially similar materials be submitted for approval.

     3.2. Books and Records; Audit Rights. S&S shall maintain and retain complete and accurate books and records relating to any obligation assumed by S&S under this Agreement, for a period of not less than two years following expiration or termination of this Agreement. Company, or its designee through the use of an accountant, upon two weeks prior notice and during business hours, shall have the right at their own expense twice a year during the term of this Agreement and for two years following the expiration or termination to inspect and examine and make copies of such books, records, and correspondence, as Company may deem appropriate to determine the accuracy of accountings and reports made pursuant to this Agreement. All accountings and reports rendered by S&S under this Agreement shall be deemed binding on Company unless objected to in writing by Company within two years of the statement's being rendered. If any such audit reveals payments to Company due in excess of five percent (5%) and $10,000 of the net amount due, all reasonable auditing fees, costs and expenses shall be borne by S&S.

     3.3. Solicitation and Shipment of Orders. With respect to S&S's distribution of Distributed Works hereunder, S&S shall have the right and obligation to solicit orders, prepare shipping documents, manage transportation of the Distributed Works, including shipping copies thereof, receive and process returns of the Distributed Works, bill all orders at discounts and on such terms as are in accordance with standard S&S practice and collect all invoices.

     3.4. Shipment of Orders to Company. Company shall have the right to order copies of Distributed Works for distribution through the Reserved Channels and/or in the Non-Exclusive Territory. Such requests from Company shall be limited to no more than ten (10) requests each month. S&S shall ship such orders upon Company's request in case pack quantities only. Company shall be obligated to pay freight charges on such shipments. S&S shall have no obligation to handle billing and/or revenue collection on orders placed by Company pursuant to this paragraph. S&S shall fill such orders at least as promptly as it fills such orders from its other customers. No Distribution Fee shall be due to S&S on sales of Distributed Works to Company.

     3.5. Changes to Distributed Work. S&S shall not make any changes or alterations to the Distributed Works delivered to it by Company or, in the case of Distributed Works for which S&S is providing Manufacturing Services, to the materials approved or provided by Company without Company's prior written approval.

4. Obligations of Company.

     Company represents to S&S that it is or intends to be the developer or publisher of the Distributed Works. Company acknowledges that S&S is assuming no responsibilities for any obligations with respect to the Distributed Works except such as are expressly set forth in this Agreement. Company further represents, covenants and agrees as follows:

     4.1. Product Manufactured by Company. On Distributed Works for which S&S is not providing Manufacturing Services, Company shall be responsible for supplying finished books packed in cartons containing only 1 ISBN, the carton exterior clearly marked with ISBN unless otherwise agreed by S&S, title and cover price. Product must be delivered to an S&S designated warehouse according to S&S's shipping schedule deadlines.

     4.2. Delivery of Distributed Works Manufactured by Company. For those Distributed Works for which S&S is not providing Manufacturing Services, Company shall deliver from time to time copies of the Distributed Works f.o.b. S&S's warehouse in quantities and on dates mutually agreeable to the parties and as necessary for S&S to perform properly hereunder. Company shall assume all risk of loss or damage to such Distributed Works until delivered to and accepted by S&S. The freight for shipping these copies of the Distributed Works to S&S's warehouse facility or other designated warehouse facilities shall be the responsibility of Company.

     4.3. Delivery of Ancillary Materials. Company shall deliver all finished advertising, promotional and solicitation materials, including sell sheets, to S&S on or before the dates set forth on Schedule A, as such schedule shall be updated by S&S from time to time.

     4.4. Marketing Support. Company will provide S&S with reasonable cooperation and support in S&S's efforts hereunder, including setting up a reasonably adequate pool of funds to ensure that it can accommodate cooperative advertising and other promotional expenses to support the Distributed Works, which are each to be approved in advance in writing by the Company. In addition, the parties agree to cooperate with each other and to the best of their abilities link their respective on-line promotional "Web" sites for the purpose of promoting the Distributed Works, subject to certain licensing restrictions and third party approvals.

     4.5. Promotional Materials and Copies. S&S shall be entitled, at no cost and in reasonable quantities as available, to promotional copies of the Distributed Works and other promotional material prepared by Company for distribution to S&S's reselling customers or to the media for the purpose of supporting sales or marketing of the Distributed Works as S&S may reasonably request. It is agreed and understood that S&S shall be provided with a number of free-of-charge copies of each Distributed Work to be mutually agreed upon in quantities consistent with S&S's marketing efforts. Company agrees to promptly provide copies of the Distributed Work upon the mutual agreement of the parties.

     4.6. Product Advertising. Company may place such advertising and/or promotion of the Distributed Works as is consistent with Company's own advertising and promotion practices in the industry and will consult with S&S on a regular basis concerning such advertising plans, provided that final decisions shall remain at Company's discretion and, provided further, that Company shall not use S&S's name or trademarks in the marketing or promotion of the Works without S&S's prior written approval. Company will also cooperate with S&S in any other reasonable marketing promotions reasonably requested by S&S. S&S will provide reasonable consultation in channel marketing and product advertising in addition to the efforts provided by Company.

     4.7. Inventory. Company shall be responsible for maintaining inventory levels and shall use reasonable best efforts to maintain inventory levels of the Distributed Works at the S&S warehouse (or that of its designee) sufficient to process S&S's purchase orders within fifteen (15) working days of receiving the order. S&S shall report on inventory levels of the Distributed Works in order to assist Company in maintaining adequate inventory levels. The inventory and materials supplied by Company or manufactured for the Company pursuant to the Manufacturing Services provided hereunder shall belong exclusively to Company, and Company may remove such inventory from S&S's warehouse at its own expense and as it sees fit, subject to its obligations under this Agreement. Except for copies of the Distributed Works received by S&S or manufactured hereunder in damaged or otherwise non-salable condition (provided such copies were not damaged by S&S or its supplier), S&S shall assume all risk of loss or damage, up to the per unit manufacturing cost, for all copies of the Distributed Works in its custody and control; provided that S&S shall not be responsible for inventory shrinkage that does not exceed 2% of the units inventoried.

     4.8. Insurance. During the term of this Agreement, each party shall at all times maintain at its own cost the following minimum insurance coverage in a form reasonably acceptable to the other and, upon the request of the other, shall furnish certificates evidencing such insurance: (i) comprehensive general liability insurance with a combined single limit of at least One-Half Million Dollars ($500,000); and (ii) any other insurance coverage which the parties mutually agree are reasonably necessary or appropriate under the circumstances in the event there are claims against any existing insurance policy with respect to the Distributed Works.


5. Damaged Works; Returns; Inventory.

     5.1. Remainder Sales; Damaged Works. S&S may not make any remainder sales of any of the Distributed Works without the prior consent of Company. Company retains the right to make remainder sales of the Distributed Works. Company is obligated to provide S&S with 90 days' notice of Company's plans to remainder any Distributed Works. Copies of the Distributed Works in S&S's inventory which are not in salable condition (as determined mutually by Company and S&S in accordance with its standard practice) shall, at Company's election to be exercised within 45 days of S&S's request thereof, be returned to Company at Company's cost and expense (and pursuant to its shipping instructions), sold as damaged merchandise by S&S, or destroyed at Company's cost and expense. Company shall be entitled to physically inspect the Distributed Works within the 45 day period prior to making such election. Upon the failure of Company to provide instructions to S&S within 45 days following receipt of S&S's notice, S&S may destroy such inventory without liability. Without limiting the foregoing sentence, S&S shall make reasonable efforts to notify Company of its plans to destroy at least one day prior to destruction. S&S shall follow the same policies and practices regarding returned and/or damaged Distributed Works as it does for its own products and/or its other distributed lines. The distribution fees payable to S&S on any sale of the Distributed Works as damaged merchandise ("hurts") or remainders hereunder shall be at a rate of sixteen percent (16%) of the discounted sales price, and any proceeds of such sale shall be paid to Company in accordance with the regular payment schedule. In the event that the Distributed Works in S&S's inventory are damaged as a result of gross negligence by S&S, S&S shall bear the labor and material costs to replace such damaged works.


6. Monthly Report of Distribution Fees.

     6.1. Compensation.

     (a) In consideration for the performance of the services performed by S&S hereunder, S&S shall be entitled to a Distribution Fee as defined in Attachment
E. At the time specified in Paragraph 6.2 below, S&S shall pay Company a Monthly Payment, which shall be an amount equal to Gross Revenue less the Distribution Fee, less the Authorized Deductions (as defined in Attachment E hereto).

          (i) On licensing of book club rights, sales made in bulk to book clubs, special sales or any other sales at discounts of 60% or more of the retail price, mail order sales and premium sales made by S&S as agreed to by Company, S&S shall retain a fee to be adjusted on a case-by-case basis as agreed to by the parties.

     (b) In consideration for the Manufacturing Services provided by S&S pursuant to Paragraphs 2.2, S&S shall be entitled to the Production Services Fee, as well as to be reimbursed for Manufacturing Costs. In connection therewith, in addition to the authorized deductions set forth above, S&S shall deduct from the Monthly Payment the Manufacturing Costs payable to S&S by Company.

     6.2. Payment/Statements. Within fifteen (15) days of the end of each month, S&S shall issue to Company a report of Gross Revenues for the Distributed Works. In addition, within 30 days of the end of each month, S&S shall issue to Company a statement of Gross Revenues for the Distributed Works, as well as any other charges or payments due under this Agreement. The statement shall include the number of copies of each of the Distributed Works shipped, the number of actual returns, the amount of the reserve for returns, the manner in which past reserves have been applied, and an itemized listing of any other charges and fees charged to Company pursuant to the terms hereof in connection with such shipments (including, without limitation, an itemized and detailed listing of the services rendered by S&S pursuant to Paragraphs 2.2 hereof for which S&S is owed Manufacturing Costs hereunder). At the time it renders such statement, S&S shall pay to Company the amounts set forth in Paragraph 6.1 above. In the event that the Manufacturing Costs in any given month exceed the Monthly Payment, S&S shall issue an invoice to Company for the amount of such excess, which invoice shall be payable within 30 days of its receipt by Company.

     6.3. Return Reserve. S&S shall maintain a reserve against customer returns in accordance with the terms outlined in Attachment D hereto.

     6.4. Demonstration/Promotional Copies. No Distribution Fee shall be owing to S&S in connection with promotional copies of the Distributed Works furnished to S&S pursuant to paragraph 4.5, nor in connection with copies of the Distributed Works provided to Company pursuant to paragraph 3.4.


7.       Term and Termination.

     7.1. Term. This Agreement shall commence on the Effective Date and shall continue for a term of three (3) years. Thereafter, this Agreement shall automatically renew for successive one (1) year terms unless either party elects to terminate, effective on the anniversary date of the Effective Date, on not less than six (6) months prior written notice.

     7.2. Termination for Cause. Upon breach of a material obligation hereunder by either party, the other party may make written notice of such material breach. If, after thirty (30) days from notice of such breach, the party in breach has failed to cure such breach, the party having given notice may terminate the Agreement.

     In addition, either party may, at its option, immediately terminate this Agreement without liability upon occurrence of any of the following events: if the other party has a receiver appointed for it or its property; becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors; seeks relief or if proceedings are commenced against S&S or on its behalf under any bankruptcy, insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within ninety (90) days from the date of commencement thereof; or is liquidated or dissolved.

     7.3. Effect of Termination. The following provisions shall be in effect upon the effective date of the termination of expiration of this agreement:

     (a) S&S shall discontinue distribution and sale of the Distributed Works. Based upon the then-current information provided to S&S by Company, S&S shall not solicit sales for Distributed Works for any month for which it will no longer be the distributor.

     (b) As soon as feasible after the effective date of termination or expiration, S&S will cease the use of any forms, promotional materials, or advertising referring to any titles of the Distributed Works or to Company or any of its trademarks and service marks.

     (c) S&S shall immediately forward to Company any and all unfilled orders for the Distributed Works then in hand and orders received within one year after the termination of the Agreement.

     (d) Company shall be free to sell the Distributed Works to customers by any means and by its own personnel or through any other distributor.

     (e) Each party's obligation to timely pay the other party for any amounts which have become due shall continue.

     (f) At the Company's option for a period of six months after expiration or termination (the "returns processing grace period"), S&S shall continue to receive and process returns, to render receiving reports and credits in accordance with its usual practices and to render required statements and reports. After the end of the returns processing grace period, S&S shall have no responsibility for processing returns. At that time Company shall be responsible for processing all returns and shall reimburse S&S's customers for all such returns.

     (g) S&S shall cease to perform Manufacturing Services for the Distributed Works.

     (h) If this Agreement expires, S&S shall withhold amounts otherwise due under this agreement beginning 3 months prior to the effective date of expiration until final accounting settlement, which shall be rendered 12 months following the date of expiration; provided, however, that S&S shall continue to render its monthly statements to Company during that period.

     (i) In the event of Termination For Cause by S&S due to material breach by Company, S&S will withhold amounts otherwise due under this Agreement upon notice of termination until the final accounting settlement is issued 3 months after the end of the returns processing grace period.

     (j) In the event of Termination For Cause by Company due to material breach by S&S, S&S shall not be entitled to withhold amounts otherwise due hereunder and shall continue to render statements and accountings, along with payments to Company, for all sales and support activity through the month of termination, with the final accounting settlement to be issued 3 months after the end of the returns processing grace period.

     (k) If Company contracts with a new distributor who will begin accepting returns immediately after the effective date of expiration or termination, S&S shall not withhold monies under subparagraphs (h) and (i) above. In such event, S&S shall continue to issue accountings and payments due in accordance with the terms of this Agreement for all sales and support activity through the month of expiration or termination, with a final accounting to be issued three months after the end of the returns processing grace period.

     (l) During the last month of the term of this Agreement, Company shall instruct S&S in writing as to the disposition of inventory (including inventory received during the returns processing grace period), and shall pay any crating or shipping expenses attendant thereto at S&S's cost. S&S shall receive full credit in accordance with Company's written instructions. Upon the failure of Company to provide such instructions S&S may destroy such inventory without liability, provided that no such destruction shall take place sooner than 30 days following the mailing of a request, by certified or other receipted form of mail delivery advising Company of S&S's intention to destroy a stated number of copies absent written instructions from publisher to the contrary.


8. Warranties and Indemnification.

     8.1. Company Warranties. Company represents and warrants that:

     (a) it has all necessary rights and authority to execute and deliver this Agreement and perform its obligations hereunder, and to grant to S&S all rights purported to be granted herein and nothing contained in this Agreement or in the performance of this Agreement will place Company in breach of any other contract or obligation;

     (b) the Distributed Works and all other materials delivered to S&S hereunder are and will be original to Company, except for (i) material in the public domain or (ii) material as to which permission has been obtained from the proprietary rights owner for Company to grant the rights granted hereunder and for S&S to perform to the full extent contemplated by this Agreement;

     (c) it has not granted and will not grant any right in the Distributed Works to any third party which conflicts with the rights granted to S&S in this Agreement;

     (d) the Distributed Works and all other materials delivered to S&S and any Company trademarks licensed to S&S hereunder do not (i) invade the right of privacy of any third person; (ii) contain any libelous, obscene or otherwise unlawful material; (iii) infringe any U.S. patent, (iv) infringe any statutory or common law copyright or (v) otherwise contravene any rights of any third person.

     (e) the Distributed Works and all other materials delivered to S&S shall be of a quality at least comparable to that of other works and materials currently published by S&S and by Company.

     8.2. S&S Warranties. S&S warrants that it has not and will not enter into any agreement that would conflict with Company's rights under this Agreement; that all copies of Distributed Works will be manufactured, sold and distributed in accordance with all applicable federal, state, local, and foreign laws and regulations; that all copies of Distributed Works shall be manufactured in a high standard of quality; that it has full power and authority to enter into this Agreement; and that all material created by S&S, including but not limited to packaging, advertising, and promotional material related thereto (other than from material furnished by Company) shall not violate or infringe any right of privacy or publicity, copyright, or trademark or constitute defamatory, obscene, or unlawful matter, or otherwise violate or infringe any personal or proprietary rights of any person, firm, or corporation.

     8.3. Indemnification. Company shall indemnify and hold S&S harmless against any loss, liability, damage, cost or expense (including without limitation fees and disbursements of counsel incurred by S&S in any action or proceeding between Company and S&S or between S&S and any third party) arising out of any breach or alleged breach by Company of this Agreement or any covenant, representation or warranty made by it herein, or otherwise arising out of the content of any materials provided or prepared by Company with respect to the Distributed Works. Company shall be entitled to assume and control the defense and settlement of any such claim; provided, however, that Company shall choose counsel from among the list of S&S's regular outside counsel or such other counsel that S&S may approve and Company shall not, without the prior written consent of S&S, effect any settlement of any pending or threatened proceeding for which S&S is entitled to indemnification hereunder, unless such settlement is (i) solely for money damages, (ii) includes an unconditional release of S&S from all such liability on claims that are the subject matter of such proceedings, and (iii) does not impose any obligations upon or otherwise prejudice the rights of S&S. S&S shall provide reasonable cooperation and assistance in defending against any such claim. In addition to, and not in limitation of any other rights of S&S, Company shall bear all costs and expenses incurred by S&S as a result of the recall of any Distributed Work necessitated by any breach or alleged breach of this Agreement or any covenant, representation or warranty made by

Company herein. The Company's obligation to indemnify is conditioned upon S&S notifying Company promptly of any claim as to which indemnification will be sought.

     8.4. S&S Indemnification. S&S shall indemnify, hold harmless and defend Company against any loss, liability, damage, cost or expense (including without limitation fees and disbursements of counsel incurred by Company in any action or proceeding between Company and S&S or between Company and any third party), judgments and other expenses relating to or arising out of any breach or alleged breach by S&S of any covenant, representation or warranty made in connection with this Agreement. S&S shall be entitled to assume and control the defense of any such claim provided, however, that S&S shall not, without the prior written consent of Company, effect any settlement of any pending or threatened proceeding for which Company is entitled to indemnification hereunder, unless such settlement is (i) solely for money damages, (ii) includes an unconditional release of Company from all such liability on claims that are the subject matter of such proceedings, and (iii) does not impose any obligations upon or otherwise prejudice the rights of Company. Company shall provide reasonable cooperation and assistance in defending against any such claim. In addition to, and not in limitation of any other rights of Company, S&S shall bear all costs and expenses incurred by Company as a result of the recall of any Distributed Work necessitated by any breach or alleged breach of this Agreement or any covenant, representation or warranty made by S&S herein. S&S's obligation to indemnify is conditioned on Company notifying S&S promptly of any claim as to which indemnification will be sought. The parties agree to provide each other with reasonable cooperation in the defense and settlement of any such claim.

9. Confidentiality.

     Each party agrees to treat the terms and conditions of this Agreement as confidential information unless otherwise required by law. In addition, each party ("Recipient") acknowledges that, pursuant to the terms of this Agreement, it will come into possession of certain financial information and records relating to the business of the other party ("Discloser"). Recipient agrees that any such information shall be treated as the confidential property of Discloser. Recipient agrees that it shall take every reasonable precaution to safeguard the confidentiality of such information with the same degree of care for this purpose that it so exercises to protect the confidentiality of its own proprietary information. Except as necessary to carry out or enforce the terms of this Agreement, such confidential information shall not be disclosed to others. Financial information provided or approved by Discloser for distribution without restriction to third parties, information already in Recipient's possession or in the public domain, or information received by Recipient from third parties whether authorized or not to divulge same, shall not be subject to this prohibition.

10. Use of Trademarks and Tradenames.

     10.1. License of Company's Trademarks. Subject to the terms of this Agreement, Company hereby grants to S&S the non-exclusive right to use the name and logo of Company and the applicable trademarks of Company (the "Company
Trademarks") alone or in conjunction with S&S's name, logo and marks in connection with the marketing, packaging, promotion, advertising, sale and distribution of the Distributed Works in accordance with the terms of this Agreement. S&S shall cause notice of the Company's ownership of the Company
Trademarks to be displayed whenever S&S uses the Company Trademarks. Company shall have prior approval of materials incorporating the Company Trademarks, such approval not to be unreasonably withheld or delayed; provided, however, that in the event Company has previously approved materials that are substantially similar to any new materials, S&S shall have no obligation to resubmit such materials to Company for its approval. Upon reasonable notice, Company will have the right to supply S&S with revised trademarks for future use. A failure by Company to respond to S&S in writing within ten (10) working days of Company's receipt of material incorporating such Company Trademarks submitted for the Company's approval shall constitute Company's approval of such material in the form submitted to it by S&S.

     (a) Use by S&S. S&S hereby recognizes and concedes for all purposes that all use of Company Trademarks shall inure to the Company's benefit. S&S agrees that it shall only use, make reference to, or otherwise designate, either orally or in writing, the Company Trademarks or Company's licensors' trademarks in the promotion or sale of the Distributed Works, and shall not transfer such right to use, reference, and designate such trademarks to any other party. Upon termination of this Agreement in any manner provided herein, S&S will cease and desist from using all Company copyrights, trademarks, trade names, or identifying slogans.

     (b) Ownership by Company. S&S shall not obtain or try to obtain for itself anywhere in the world, any trademarks, trade names, copyrights or patents associated with the Distributed Works. S&S acknowledges and agrees all such items, including the title to and ownership in the intellectual property rights or trade secrets in or to the Distributed Works are the exclusive property of Company or its licensors and agrees to immediately notify Company in writing of any actual or suspected infringement. S&S acknowledges that all rights (including good will) in Company's trademarks vest in Company and S&S shall, if and when requested by Company, enter into a "user agreement" in the form reasonably required by Company without cost or charge to S&S. S&S agrees not to use any of Company's trademarks as any part of the name under which it conducts business; provided, however, that S&S may refer to itself as an authorized distributor of the Distributed Works. S&S agrees that it has or will acquire no right in Company's trademarks by virtue of its performance under this Agreement except for the limited rights of use as provided by this Agreement

     10.2. License of S&S's Trademarks. Subject to the terms of this Agreement, S&S hereby grants to Company the non-exclusive right to use the name and logo of S&S and the applicable trademarks of S&S (the "S&S Trademarks") only on the spine, cover page and copyright page of each Distributed Work and in advertising solely in connection with such Distributed Work in accordance with paragraph 2.2(c) of this Agreement. S&S shall have prior approval of materials incorporating the S&S Trademarks, such approval not to be unreasonably withheld or delayed; provided, however, that in the event S&S has previously approved materials that are substantially similar to any new materials, Company shall have no obligation to resubmit such materials to S&S for its approval. A failure by S&S to respond to Company in writing within ten (10) working days of S&S's receipt of material incorporating such Trademarks submitted for S&S's approval shall constitute S&S's approval of such material in the form submitted to it by Company.

     (a) Use by Company. Company hereby recognizes and concedes for all purposes that all use of the S&S trademarks shall inure to S&S's benefit. Company agrees that it shall only use S&S's trademarks on the Distributed Works as specifically set forth herein, and shall not transfer such right to use such trademarks to any other party. Upon termination of this Agreement in any manner provided herein, Company will cease and desist from using all S&S Trademarks.

     (b)  Ownership  by  S&S.  Company  acknowledges  and  agrees  that  all S&S
Trademarks are the exclusive property of S&S or its licensors and agrees to immediately notify S&S in writing of any actual or suspected infringement. Company acknowledges that all rights (including good will) in S&S's trademarks vest in S&S and Company shall, if and when requested by S&S, enter into a "user agreement" in the form reasonably required by S&S without cost or charge to S&S. Company agrees that it has or will acquire no right in the S&S Trademarks by virtue of its performance under this Agreement except for the limited rights of use as provided by this Agreement.


11. General.

     11.1. Exclusion of Certain Damages. NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER FOR BREACH OF WARRANT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND IRRESPECTIVE OF WHETHER THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

     11.2. Notices. All notices or requests, including communications and statements which are required or permitted under the terms of this Agreement, shall be in writing and shall be sent by telex or facsimile, or sent by recognized commercial overnight courier, or mailed by United States registered or certified mail. Notices shall be effective upon receipt. Notices shall be sent to the parties at the following addresses:

         For S&S: Simon & Schuster Distribution Services 1230 Avenue of the Americas
                                    New York, NY  10020
                                    Attention:  Jack Romanos
                                    FAX #:  (212) 698-4380

                                    with a copy of notices to:

                                    Simon & Schuster Legal Department
                                    1230 Avenue of the Americas
                                    New York, NY  10020
                                    Attention:  General Counsel
                                    FAX #:  (212) 698-7171

         For Company:               Byron Preiss Multimedia Company, Inc.
                                    24 West 25th Street
                                    New York, NY   10010
                                    Attention:  Byron Preiss, President
                                    Fax #:  (212) 627-2788
                                    Attention:  Michael Hobson
                                    Executive Vice President
                                    Fax #:  (212) 627-2788

         With a copy
         of notices to:             Kane Kessler, P.C.
                                    1350 Avenue of the Americas
                                    New York, NY  10019
                                    Attention:  Robert L. Lawrence, Esq.
                                    Fax #: (212) 245-3009


     11.3. Governing Law. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of New York, notwithstanding the application of any choice of law or rule to the contrary. The parties agree to submit to the exclusive jurisdiction over all disputes hereunder in the federal and state courts in the State of New York located in New York County.

     11.4. Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance is prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause beyond the control of such party; provided that the party affected gives the other party written notice thereof within 10 working days of any such event or occurrence. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure, but not in excess of six (6) months.

     11.5. Captions. All indices, titles, subject headings, section titles and similar items contained in this Agreement are provided for the purpose of reference and convenience only and are not intended to be inclusive, definitive or to affect the meaning, content or scope of this Agreement.

     11.6. Amendment. No amendment or modification of this Agreement will be made except by an instrument in writing signed by both parties. No failure of either party hereto to prosecute its right with respect to any single or continuing breach of this Agreement will act as a waiver of the right of that party to later exercise any right or remedy granted hereunder with respect to that same or any other breach of this Agreement by the other party hereto.

     11.7. Relationship. The relationship between S&S and Company with respect to all matters relating to this Agreement will be that of independent contractors. Each party agrees that under no circumstances is it an agent, partner, franchisor/franchisee or joint venturer of the other, and neither party has or owes the other any special or fiduciary responsibility. Each party acknowledges that it is not relying on the other for legal advice of any kind and has had the opportunity to review this Agreement with legal counsel of its own choosing.

     11.8. Severability. If any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree, such provision shall be enforced to the maximum extent permissible and the remainder of this Agreement shall remain in full force and effect according to its terms.

     11.9. Binding Agreement/Assignment. The parties intend to be bound only upon full execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. This Agreement, upon execution by both parties, will be binding upon the parties hereto. This Agreement shall not be assigned by either party, nor its rights or obligations hereunder assigned, without the prior written consent of the other. Notwithstanding the provisions of the preceding sentence, both S&S and Company may assign its rights under this Agreement to any affiliated entity or to its successor or the transferee(s) of all or substantially all of its stock or all or substantially all of its business assets by reason of merger, consolidation or sales or exchange of assets or other corporate reorganization.

     11.10. Entire Agreement. This Agreement and the Exhibits hereto (which are incorporated herein by this reference) constitute the entire agreement between the parties and supersede all prior negotiations, understandings, correspondence and agreements with respect to the same subject matter.

     11.11. Survival The provisions of Sections 8.3, 9, 10, 11, and 12 shall survive termination or expiration of this agreement.


Byron Preiss Multimedia Company, Inc.           Simon & Schuster


By: /s/ Byron Preiss                            By:  /s/ Jack Romanos
Title:  President                               Title:  President-Consumer Group
Date:  ______________________                   Date:  ____________________